Exhibit 5.5

Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR davispolk.com

January 7, 2022

Deutsche Bank AG
Taunusanlage 12
60325 Frankfurt am Main
Germany

Ladies and Gentlemen

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Bank”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 on August 3, 2021 (File No. 333-258403) (the “Registration Statement”) and the related Base Prospectus on August 3, 2021, as supplemented by the prospectus supplement dated August 3, 2021 and the final pricing supplement dated January 4, 2022 (together, the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), $1,250,000,000 aggregate principal amount of the Bank’s Fixed-to-Floating Rate Subordinated Tier 2 Notes (the “Notes”). The Notes are to be issued on January 7, 2022 pursuant to the provisions of the Amended and Restated Subordinated Indenture dated August 3, 2021 (the “Indenture”), among the Bank, Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, transfer agent, registrar and authenticating agent. The Notes are to be sold pursuant to the Distribution Agreement dated August 3, 2021 (the “Distribution Agreement”) among the Bank, Deutsche Bank Securities Inc. and the several agents parties thereto (the “Underwriters”) and the related Terms Agreement dated January 4, 2022 (the “Terms Agreement”) in relation to the Notes among the Bank, Deutsche Bank Securities Inc. and the agents named therein (the “Agents”).

We have been appointed by you as your special United States products counsel, and we have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vi) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Agents pursuant to the Distribution Agreement and the Terms Agreement, the Notes will constitute valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to, (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

Deutsche Bank AG

holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Notes is set forth in full under the caption “Tax Considerations” in the final pricing supplement dated January 4, 2022.

In connection with the opinion expressed above, we have assumed that the Bank is validly existing as a stock corporation under the laws of the Federal Republic of Germany. In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the articles of association or certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion relating to any provision of the Notes relating to the subordination of the Notes set forth in the second and third paragraph of Section 2.03 of the Indenture to the extent it purports to be governed by the laws of the Federal Republic of Germany.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment. However, if a judgment for money in an action based on the Notes were entered by a New York court, such court would enter the judgment in the foreign currency. In addition, we express no opinion as to any provision in any Indenture that (i) subjects the Bank to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in such Indenture, or (ii) purports to constitute a waiver by the Bank of any right to pay any amount under such Indenture in a currency other than that in which such amount is expressed to be payable. We express no opinion as to the enforceability of Section 12.12 of the Indenture relating to currency indemnity.

We express no opinion as to provisions in the Indenture which purport to constitute waivers of objections to venue, or claims that a particular jurisdiction is an inconvenient forum. With respect to the first sentence of Section 12.11 of the Indenture, we express no opinion as to the subject matter jurisdiction of any United States Federal court to adjudicate any action relating to the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Bank or the Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinions involve matters governed by German law, we have relied, without independent inquiry or investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated January 7, 2022, attached as Exhibit A hereto.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the captions “Tax Considerations” and “Legal Matters” in the

January 7, 2022	2

Deutsche Bank AG

Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

January 7, 2022	3

Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR davispolk.com

Exhibit A

DBAG Opinion

Attached.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities